UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 6)(1)

                       NETWORK-1 SECURITY SOLUTIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    64121N109
                              -------------------
                                 (CUSIP Number)

                           Wheatley Partners II, L.P.
                               80 Cuttermill Road
                              Great Neck, NY 11021
                            Telephone: (516) 773-1024

                                 With a copy to:

                             Michael R. Reiner, Esq.
                              Breslow & Walker, LLP
                                767 Third Avenue
                            New York, New York 10017
                            Telephone: (212) 832-1930

--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                December 17, 2004
           ----------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.13d-7(b) for other parties to whom copies are to be sent.

                        (Continued on following page(s))

(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 23
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CUSIP No. 64121N109                                          13D
--------- ------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                     Wheatley Partners II, L.P.

--------- ------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

--------- ------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

             WC, OO

--------- ------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                        [ ]

--------- ------------------------------------------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                                  New York

----------------------------------------------------------------------------------------------------------------------------

                                  7     SOLE VOTING POWER
                                        1,430,507 shares                                                              9.5%
           Number of              ----- ------------------------------------------------------------------------------------
             Shares
          Beneficially            8     SHARED VOTING POWER
            Owned By                    0 shares                                                                        0%
              Each                ----- ------------------------------------------------------------------------------------
           Reporting
             Person               9     SOLE DISPOSITIVE POWER
              With                      1,430,507 shares                                                              9.5%
                                  ----- ------------------------------------------------------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        0 shares                                                                        0%
--------- ------------------------------------------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                          1,430,507 shares

--------- ------------------------------------------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                       [ ]

--------- ------------------------------------------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                9.5%

--------- ------------------------------------------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                 PN

--------- ------------------------------------------------------------------------------------------------------------------

                                  Page 2 of 23
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CUSIP No. 64121N109                                          13D
--------- ------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                            Irwin Lieber

--------- ------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

--------- ------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

               PF, OO

--------- ------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                        [ ]

--------- ------------------------------------------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                             United States

----------------------------------------------------------------------------------------------------------------------------

                                  7     SOLE VOTING POWER
                                        606,647 shares                                                                4.0%
           Number of              ----- ------------------------------------------------------------------------------------
             Shares
          Beneficially            8     SHARED VOTING POWER
            Owned By                    1,666,355 shares                                                             11.1%
              Each                ----- ------------------------------------------------------------------------------------
           Reporting
             Person               9     SOLE DISPOSITIVE POWER
              With                      606,647 shares                                                                4.0%
                                  ----- ------------------------------------------------------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        1,666,355 shares                                                             11.1%
--------- ------------------------------------------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                          2,273,002 shares

--------- ------------------------------------------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                       [ ]

--------- ------------------------------------------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                15.1%

--------- ------------------------------------------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                 IN

--------- ------------------------------------------------------------------------------------------------------------------

                                  Page 3 of 23
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
CUSIP No. 64121N109                                          13D
--------- ------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                          Barry Rubenstein

--------- ------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

--------- ------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          PF, OO

--------- ------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                        [ ]

--------- ------------------------------------------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                             United States

----------------------------------------------------------------------------------------------------------------------------

                                  7     SOLE VOTING POWER
                                        247,176 shares                                                                1.6%
           Number of              ----- ------------------------------------------------------------------------------------
             Shares
          Beneficially            8     SHARED VOTING POWER
            Owned By                    3,720,739 shares                                                             24.8%
              Each                ----- ------------------------------------------------------------------------------------
           Reporting
             Person               9     SOLE DISPOSITIVE POWER
              With                      247,176 shares                                                                1.6%
                                  ----- ------------------------------------------------------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        3,720,739 shares                                                             24.8%
--------- ------------------------------------------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                          3,967,915 shares

--------- ------------------------------------------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                       [ ]

--------- ------------------------------------------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                26.3%

--------- ------------------------------------------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                 IN

--------- ------------------------------------------------------------------------------------------------------------------

                                  Page 4 of 23
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CUSIP No. 64121N109                                          13D
--------- ------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                           Barry Fingerhut

--------- ------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

--------- ------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          PF, OO

--------- ------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                        [ ]

--------- ------------------------------------------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                             United States

----------------------------------------------------------------------------------------------------------------------------

                                  7     SOLE VOTING POWER
                                        517,243 shares                                                                3.4%
           Number of              ----- ------------------------------------------------------------------------------------
             Shares
          Beneficially            8     SHARED VOTING POWER
            Owned By                    1,666,355 shares                                                             11.1%
              Each                ----- ------------------------------------------------------------------------------------
           Reporting
             Person               9     SOLE DISPOSITIVE POWER
              With                      517,243 shares                                                                3.4%
                                  ----- ------------------------------------------------------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        1,666,355 shares                                                             11.1%
--------- ------------------------------------------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                          2,183,598 shares

--------- ------------------------------------------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                       [ ]

--------- ------------------------------------------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                14.5%

--------- ------------------------------------------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                 IN

--------- ------------------------------------------------------------------------------------------------------------------

                                  Page 5 of 23
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CUSIP No. 64121N109                                          13D
--------- ------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                             Seth Lieber

--------- ------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

--------- ------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

            PF, OO

--------- ------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                        [ ]

--------- ------------------------------------------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                             United States

----------------------------------------------------------------------------------------------------------------------------

                                  7     SOLE VOTING POWER
                                        34,136 shares                                                                 0.2%
           Number of              ----- ------------------------------------------------------------------------------------
             Shares
          Beneficially            8     SHARED VOTING POWER
            Owned By                    1,773,164 shares                                                             11.8%
              Each                ----- ------------------------------------------------------------------------------------
           Reporting
             Person               9     SOLE DISPOSITIVE POWER
              With                      34,136 shares                                                                 0.2%
                                  ----- ------------------------------------------------------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        1,773,164 shares                                                             11.8%
--------- ------------------------------------------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                          1,807,300 shares

--------- ------------------------------------------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                       [ ]

--------- ------------------------------------------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                12.0%

--------- ------------------------------------------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                 IN

--------- ------------------------------------------------------------------------------------------------------------------

                                  Page 6 of 23
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
CUSIP No. 64121N109                                          13D
--------- ------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                           Jonathan Lieber

--------- ------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

--------- ------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          PF, OO

--------- ------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                        [ ]

--------- ------------------------------------------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                             United States

----------------------------------------------------------------------------------------------------------------------------

                                  7     SOLE VOTING POWER
                                        32,584 shares                                                                 0.2%
           Number of              ----- ------------------------------------------------------------------------------------
             Shares
          Beneficially            8     SHARED VOTING POWER
            Owned By                    1,773,164 shares                                                             11.8%
              Each                ----- ------------------------------------------------------------------------------------
           Reporting
             Person               9     SOLE DISPOSITIVE POWER
              With                      32,584 shares                                                                 0.2%
                                  ----- ------------------------------------------------------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        1,773,164 shares                                                             11.8%
--------- ------------------------------------------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                          1,805,748 shares

--------- ------------------------------------------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                       [ ]

--------- ------------------------------------------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                12.0%

--------- ------------------------------------------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                 IN

--------- ------------------------------------------------------------------------------------------------------------------

                                  Page 7 of 23
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
CUSIP No. 64121N109                                          13D
--------- ------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                        Woodland Venture Fund

--------- ------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

--------- ------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

             WC, OO

--------- ------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                        [ ]

--------- ------------------------------------------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                                  New York

----------------------------------------------------------------------------------------------------------------------------

                                  7     SOLE VOTING POWER
                                        829,226 shares                                                                5.5%
           Number of              ----- ------------------------------------------------------------------------------------
             Shares
          Beneficially            8     SHARED VOTING POWER
            Owned By                    0 shares                                                                        0%
              Each                ----- ------------------------------------------------------------------------------------
           Reporting
             Person               9     SOLE DISPOSITIVE POWER
              With                      829,226 shares                                                                5.5%
                                  ----- ------------------------------------------------------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        0 shares                                                                        0%
--------- ------------------------------------------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           829,226 shares

--------- ------------------------------------------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                       [ ]

--------- ------------------------------------------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                5.5%

--------- ------------------------------------------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                 PN

--------- ------------------------------------------------------------------------------------------------------------------

                                  Page 8 of 23
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
CUSIP No. 64121N109                                          13D
--------- ------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                           Seneca Ventures

--------- ------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

--------- ------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC, OO

--------- ------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                        [ ]

--------- ------------------------------------------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                                  New York

----------------------------------------------------------------------------------------------------------------------------

                                  7     SOLE VOTING POWER
                                        619,983 shares                                                                4.1%
           Number of              ----- ------------------------------------------------------------------------------------
             Shares
          Beneficially            8     SHARED VOTING POWER
            Owned By                    0 shares                                                                        0%
              Each                ----- ------------------------------------------------------------------------------------
           Reporting
             Person               9     SOLE DISPOSITIVE POWER
              With                      619,983 shares                                                                4.1%
                                  ----- ------------------------------------------------------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        0 shares                                                                        0%
--------- ------------------------------------------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           619,983 shares

--------- ------------------------------------------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                       [ ]

--------- ------------------------------------------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                4.1%

--------- ------------------------------------------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                 PN

--------- ------------------------------------------------------------------------------------------------------------------

                                  Page 9 of 23
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
CUSIP No. 64121N109                                          13D
--------- ------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                         Marilyn Rubenstein

--------- ------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

--------- ------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          PF, OO

--------- ------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                        [ ]

--------- ------------------------------------------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                             United States

----------------------------------------------------------------------------------------------------------------------------

                                  7     SOLE VOTING POWER
                                        1,049 shares                                                                 0.01%
           Number of              ----- ------------------------------------------------------------------------------------
             Shares
          Beneficially            8     SHARED VOTING POWER
            Owned By                    2,053,335 shares                                                             13.7%
              Each                ----- ------------------------------------------------------------------------------------
           Reporting
             Person               9     SOLE DISPOSITIVE POWER
              With                      1,049 shares                                                                 0.01%
                                  ----- ------------------------------------------------------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        2,053,335 shares                                                             13.7%
--------- ------------------------------------------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                          2,054,384 shares

--------- ------------------------------------------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                       [ ]

--------- ------------------------------------------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                13.7%

--------- ------------------------------------------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                 IN

--------- ------------------------------------------------------------------------------------------------------------------

                                 Page 10 of 23
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
CUSIP No. 64121N109                                          13D
--------- ------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                       Woodland Services Corp.

--------- ------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

--------- ------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          OO

--------- ------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                        [ ]

--------- ------------------------------------------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                                  New York

----------------------------------------------------------------------------------------------------------------------------

                                  7     SOLE VOTING POWER
                                        0 shares                                                                        0%
           Number of              ----- ------------------------------------------------------------------------------------
             Shares
          Beneficially            8     SHARED VOTING POWER
            Owned By                    1,449,209 shares                                                              9.7%
              Each                ----- ------------------------------------------------------------------------------------
           Reporting
             Person               9     SOLE DISPOSITIVE POWER
              With                      0 shares                                                                        0%
                                  ----- ------------------------------------------------------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        1,449,209 shares                                                              9.7%
--------- ------------------------------------------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                          1,449,209 shares

--------- ------------------------------------------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                       [ ]

--------- ------------------------------------------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                9.7%

--------- ------------------------------------------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                 CO

--------- ------------------------------------------------------------------------------------------------------------------

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
CUSIP No. 64121N109                                          13D
--------- ------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                          Woodland Partners

--------- ------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

--------- ------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC, OO

--------- ------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                        [ ]

--------- ------------------------------------------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                                  New York

----------------------------------------------------------------------------------------------------------------------------

                                  7     SOLE VOTING POWER
                                        309,316 shares                                                                2.1%
           Number of              ----- ------------------------------------------------------------------------------------
             Shares
          Beneficially            8     SHARED VOTING POWER
            Owned By                    0 shares                                                                        0%
              Each                ----- ------------------------------------------------------------------------------------
           Reporting
             Person               9     SOLE DISPOSITIVE POWER
              With                      309,316 shares                                                                2.1%
                                  ----- ------------------------------------------------------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        0 shares                                                                        0%
--------- ------------------------------------------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           309,316 shares

--------- ------------------------------------------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                       [ ]

--------- ------------------------------------------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                2.1%

--------- ------------------------------------------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                 PN

--------- ------------------------------------------------------------------------------------------------------------------

CUSIP No. 64121N109                                          13D
--------- ------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                      Brookwood Partners, L.P.

--------- ------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

--------- ------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC, OO

--------- ------------------------------------------------------------------------------------------------------------------
5         CHECK B OX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                        [ ]

--------- ------------------------------------------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                                  New York

----------------------------------------------------------------------------------------------------------------------------

                                  7     SOLE VOTING POWER
                                        294,810 shares                                                                2.0%
           Number of              ----- ------------------------------------------------------------------------------------
             Shares
          Beneficially            8     SHARED VOTING POWER
            Owned By                    0 shares                                                                        0%
              Each                ----- ------------------------------------------------------------------------------------
           Reporting
             Person               9     SOLE DISPOSITIVE POWER
              With                      294,810 shares                                                                2.0%
                                  ----- ------------------------------------------------------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        0 shares                                                                        0%
--------- ------------------------------------------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           294,810 shares

--------- ------------------------------------------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                       [ ]

--------- ------------------------------------------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                2.0%

--------- ------------------------------------------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                 PN

--------- ------------------------------------------------------------------------------------------------------------------

CUSIP No. 64121N109                                          13D
--------- ------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                         Applegreen Partners

--------- ------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

--------- ------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC, OO

--------- ------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                        [ ]

--------- ------------------------------------------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                                  New York

----------------------------------------------------------------------------------------------------------------------------

                                  7     SOLE VOTING POWER
                                        106,809 shares                                                                0.7%
           Number of              ----- ------------------------------------------------------------------------------------
             Shares
          Beneficially            8     SHARED VOTING POWER
            Owned By                    0 shares                                                                        0%
              Each                ----- ------------------------------------------------------------------------------------
           Reporting
             Person               9     SOLE DISPOSITIVE POWER
              With                      106,809 shares                                                                0.7%
                                  ----- ------------------------------------------------------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        0 shares                                                                        0%
--------- ------------------------------------------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           106,809 shares

--------- ------------------------------------------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                       [ ]

--------- ------------------------------------------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                0.7%

--------- ------------------------------------------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                 PN

--------- ------------------------------------------------------------------------------------------------------------------

CUSIP No. 64121N109                                          13D
--------- ------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                       Wheatley Partners, L.P.

--------- ------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

--------- ------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC, OO

--------- ------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                        [ ]

--------- ------------------------------------------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                                  Delaware

----------------------------------------------------------------------------------------------------------------------------

                                  7     SOLE VOTING POWER
                                        216,980 shares                                                                1.4%
           Number of              ----- ------------------------------------------------------------------------------------
             Shares
          Beneficially            8     SHARED VOTING POWER
            Owned By                    18,868 shares                                                                 0.1%
              Each                ----- ------------------------------------------------------------------------------------
           Reporting
             Person               9     SOLE DISPOSITIVE POWER
              With                      216,980 shares                                                                1.4%
                                  ----- ------------------------------------------------------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        18,868 shares                                                                 0.1%
--------- ------------------------------------------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           235,848 shares

--------- ------------------------------------------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                       [ ]

--------- ------------------------------------------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                1.5%

--------- ------------------------------------------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                 PN

--------- ------------------------------------------------------------------------------------------------------------------

CUSIP No. 64121N109                                          13D
--------- ------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                   Wheatley Foreign Partners, L.P.

--------- ------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

--------- ------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC, OO

--------- ------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                        [ ]

--------- ------------------------------------------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                                  Delaware

----------------------------------------------------------------------------------------------------------------------------

                                  7     SOLE VOTING POWER
                                        18,868 shares                                                                 0.1%
           Number of              ----- ------------------------------------------------------------------------------------
             Shares
          Beneficially            8     SHARED VOTING POWER
            Owned By                    216,980 shares                                                                1.4%
              Each                ----- ------------------------------------------------------------------------------------
           Reporting
             Person               9     SOLE DISPOSITIVE POWER
              With                      18,868 shares                                                                 0.1%
                                  ----- ------------------------------------------------------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        216,980 shares                                                                1.4%
--------- ------------------------------------------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           235,848 shares

--------- ------------------------------------------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                       [ ]

--------- ------------------------------------------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                1.5%

--------- ------------------------------------------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                 PN

--------- ------------------------------------------------------------------------------------------------------------------

CUSIP No. 64121N109                                          13D
--------- ------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                       Wheatley Partners, LLC

--------- ------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

--------- ------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          OO

--------- ------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)                                        [ ]

--------- ------------------------------------------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                                  Delaware

----------------------------------------------------------------------------------------------------------------------------

                                  7     SOLE VOTING POWER
                                        0 shares                                                                        0%
           Number of              ----- ------------------------------------------------------------------------------------
             Shares
          Beneficially            8     SHARED VOTING POWER
            Owned By                    235,848 shares                                                                1.5%
              Each                ----- ------------------------------------------------------------------------------------
           Reporting
             Person               9     SOLE DISPOSITIVE POWER
              With                      0 shares                                                                        0%
                                  ----- ------------------------------------------------------------------------------------

                                  10    SHARED DISPOSITIVE POWER
                                        235,848 shares                                                                1.5%
--------- ------------------------------------------------------------------------------------------------------------------

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           235,848 shares

--------- ------------------------------------------------------------------------------------------------------------------

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                       [ ]

--------- ------------------------------------------------------------------------------------------------------------------

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                1.5%

--------- ------------------------------------------------------------------------------------------------------------------

14        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                 OO

--------- ------------------------------------------------------------------------------------------------------------------

         This statement, dated December 17, 2004, constitutes Amendment No. 6 to the Schedule 13D, dated November 12, 1998, regarding the reporting persons' ownership of certain securities of Network-1 Security Solutions, Inc. All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

ITEM 5.  Interests in Securities of the Issuer.

         Item 5 is hereby amended and restated as follows:

         (a) The following list sets forth the aggregate number and percentage (based on 15,012,576 shares of Common Stock outstanding as reported in the Issuer's Form 10-QSB for the quarter ended September 30, 2004), of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of December 17, 2004:

                                                                                                Percentage of Shares of
                                                                                                     Common Stock
Name                                      Shares of Common Stock Beneficially Owned(2)            Beneficially Owned
----                                      --------------------------------------------            ------------------

Wheatley Partners II, L.P.                1,430,507(3)                                                    9.5%

Barry Rubenstein                          3,967,915(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)                     26.3%

Irwin Lieber                              2,273,002(3)(4)(11)(12)(13)                                    15.1%

Barry Fingerhut                           2,183,598(3)(4)(11)(12)(14)                                    14.5%

Seth Lieber                               1,807,300(3)(4)(11)(12)(15)(16)                                12.0%

Jonathan Lieber                           1,805,748(3)(4)(11)(12)(16)(17)                                12.0%

Woodland Venture Fund                     829,226(6)                                                      5.5%

Seneca Ventures                           619,983(7)                                                      4.1%

Marilyn Rubenstein                        2,054,384(4)(6)(7)(8)(9)(10)                                   13.7%

Woodland Services Corp.                   1,449,209(4)(6)(7)                                              9.7%

Woodland Partners                         309,316(8)                                                      2.1%

Brookwood Partners, L.P.                  294,810(10)                                                     2.0%

Applegreen Partners                       106,809(16)                                                     0.7%

Wheatley Partners, L.P.                   235,848(4)(11)(12)                                              1.5%

Wheatley Foreign Partners, L.P.           235,848(4)(11)(12)                                              1.5%

Wheatley Partners, LLC                    235,848(4)(11)(12)                                              1.5%

---------------

  (2) Includes shares of Common Stock issuable upon the exercise of the Advisory Option, the 1996 Advisory Option, the 1998 Directors Option, the June 1999 Directors Option, the October 1999 Directors Option, and the December 1999 Directors Option.

  (3) Includes 1,430,507 shares of Common Stock owned by Wheatley Partners II, L.P.

  (4)    The  reporting   person   disclaims   beneficial   ownership  of  these
         securities, except to the extent of his/her/its equity interest therein.

  (5) Includes 150,012 shares of Common Stock owned individually by Barry Rubenstein, 31,040 shares of Common Stock issuable upon the exercise of the Advisory Option, 18,624 shares of Common Stock issuable upon the exercise of the 1996 Advisory Option, 20,000 shares of Common Stock issuable upon the exercise of the 1998 Directors Option, 10,000 shares of Common Stock issuable upon the exercise of the June 1999 Directors Option, 7,500 shares of Common Stock issuable upon the exercise of the October 1999 Directors Option, and 10,000 shares of Common Stock issuable upon the exercise of the December 1999 Directors Option.

  (6)    Includes 829,226 shares of Common Stock owned by Woodland Venture.

  (7)    Includes 619,983 shares of Common Stock owned by Seneca.

  (8)    Includes 309,316 shares of Common Stock owned by Woodland Partners.

  (9)    Includes 1,049 shares of Common Stock owned by Marilyn Rubenstein.

  (10)   Includes 294,810 shares of Common Stock owned by Brookwood.

  (11)   Includes 216,980 shares of Common Stock owned by Wheatley Partners.

  (12)   Includes 18,868 shares of Common Stock owned by Wheatley Foreign.

  (13) Includes 509,483 shares of Common Stock owned individually by Irwin Lieber, 31,040 shares of Common Stock issuable upon the exercise of the Advisory Option, 18,624 shares of Common Stock issuable upon the exercise of the 1996 Advisory Option, 20,000 shares of Common Stock issuable upon the exercise of the 1998 Directors Option, 10,000 shares of Common Stock issuable upon the exercise of the June 1999 Directors Option, 7,500 shares of Common Stock issuable upon the exercise of the October 1999 Directors Option, and 10,000 shares of Common Stock issuable upon the exercise of the December 1999 Directors Option.

  (14) Includes 517,243 shares of Common Stock owned individually by Barry Fingerhut.

  (15)   Includes  34,136  shares of Common  Stock  owned  individually  by Seth
         Lieber.

  (16)   Includes 106,809 shares of Common Stock owned by Applegreen Partners.

  (17) Includes 32,584 shares of Common Stock owned individually by Jonathan Lieber.

                  (b) Wheatley Partners II has sole power to vote and to dispose of 1,430,507 shares of Common Stock, representing approximately 9.5% of the outstanding Common Stock.

                  Barry Rubenstein, by virtue of being a general partner of Wheatley Partners II, Woodland Venture, Seneca, Woodland Partners and Brookwood, a member and officer of Wheatley Partners, LLC, and the husband of Marilyn Rubenstein, may be deemed to have shared power to vote and to dispose of 3,720,739 shares of Common Stock, representing approximately 24.8% of the outstanding Common Stock. Barry Rubenstein has sole power to vote and to dispose of 247,176 shares of Common Stock (including shares issuable upon the exercise of the Advisory Option, the 1996 Advisory Option, the 1998 Directors Option, the June 1999 Directors Option, the October 1999 Directors Option, and the December 1999 Directors Option), representing approximately 1.6% of the outstanding Common Stock.

                  Irwin Lieber, by virtue of being a general partner of Wheatley Partners II and a member and officer of Wheatley Partners, LLC, may be deemed to have shared power to vote and to dispose of 1,666,355 shares of Common Stock, representing approximately 11.1% of the outstanding Common Stock. Irwin Lieber has sole power to vote and to dispose of 606,647 shares of Common Stock (including shares issuable upon the exercise of the Advisory Option, the 1996 Advisory Option, the 1998 Directors Option, the June 1999 Directors Option, the October 1999 Directors Option, and the December 1999 Directors Option), representing approximately 4.0% of the outstanding Common Stock.

                  Barry Fingerhut, by virtue of being a general partner of Wheatley Partners II and a member and officer of Wheatley Partners, LLC, may be deemed to have shared power to vote and to dispose of 1,666,355 shares of Common Stock, representing approximately 11.1% of the outstanding

Common Stock. Barry Fingerhut has sole power to vote and to dispose of 517,243 shares of Common Stock, representing approximately 3.4% of the outstanding Common Stock.

                  Seth Lieber, by virtue of being a general partner of Wheatley Partners II and Applegreen, and a member and officer of Wheatley Partners, LLC, may be deemed to have shared power to vote and to dispose of 1,773,164 shares of Common Stock, representing approximately 11.8% of the outstanding Common Stock. Seth Lieber has sole power to vote and to dispose of 34,136 shares of Common Stock, representing approximately 0.2% of the outstanding Common Stock.

                  Jonathan Lieber, by virtue of being a general partner of Wheatley Partners II and managing general partner of Applegreen, and a member and officer of Wheatley Partners, LLC, may be deemed to have shared power to vote and to dispose of 1,773,164 shares of Common Stock, representing approximately 11.8% of the outstanding Common Stock. Jonathan Lieber has sole power to vote and to dispose of 32,584 shares of Common Stock, representing approximately 0.2% of the outstanding Common Stock.

                  Woodland  Venture  has sole  power to vote and to  dispose  of
829,226  shares  of  Common  Stock,  representing   approximately  5.5%  of  the
outstanding Common Stock.

                  Seneca has sole power to vote and to dispose of 619,983 shares of Common Stock, representing approximately 4.1% of the outstanding Common Stock.

                  Marilyn Rubenstein, has sole power to vote and to dispose of 1,049 shares of Common Stock, representing approximately 0.01% of the outstanding Common Stock, and by virtue of being an officer of Services and a general partner of Woodland Partners and Brookwood, may be deemed to have shared power to vote and to dispose of 2,053,335 shares of Common Stock, representing approximately 13.7% of the outstanding Common Stock.

                  Services by virtue of being a general partner of Woodland Venture and Seneca, may be deemed to have shared power to vote and to dispose of 1,449,209 shares of Common Stock, representing approximately 9.7% of the outstanding Common Stock.

                  Woodland  Partners  has sole  power to vote and to  dispose of
309,316  shares  of  Common  Stock,  representing   approximately  2.1%  of  the
outstanding Common Stock.

                  Applegreen has sole power to vote and to dispose of 106,809 shares of Common Stock, representing approximately 0.7% of the outstanding Common Stock.

                  Brookwood has sole power to vote and to dispose of 294,810 shares of Common Stock, representing approximately 2.0% of the outstanding Common Stock.

                  Wheatley Partners has sole power to vote and to dispose of 216,980 shares of Common Stock, representing approximately 1.4% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 18,868 shares of Common Stock, representing approximately 0.1% of the outstanding Common Stock.

                  Wheatley  Foreign  has sole  power to vote and to  dispose  of
18,868 shares of Common Stock, representing approximately 0.1% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 216,980 shares of Common Stock, representing approximately 1.4% of the outstanding Common Stock.

                  Wheatley Partners, LLC by virtue of being a general partner of the Wheatley Partners and Wheatley Foreign, may be deemed to have shared power to vote and to dispose of 235,848 shares of Common Stock, representing approximately 1.5% of the outstanding Common Stock.

                  (c) The following table sets forth the transactions in the securities of the Issuer by the Reporting Persons identified in Item 2 of this
Schedule 13D which were effected during the prior sixty days from December 17, 2004:

                                                                                  Number of
Name of Shareholder               Sale Date              Price             Series D Warrants Sold
-------------------               ---------              -----             ----------------------

Barry Rubenstein                  12/17/04               $0.001                     1,333

Irwin Lieber                      12/17/04               $0.001                    93,417

Barry Fingerhut                   12/17/04               $0.001                    93,417

Woodland Venture Fund             12/17/04               $0.001                    186,838

Seneca Ventures                   12/17/04               $0.001                    93,417

Woodland Partners                 12/17/04               $0.001                    93,417

Applegreen Partners               12/17/04               $0.001                    23,354

Marilyn Rubenstein                12/17/04               $0.001                     1,333

         All sales were done in privately negotiated transactions.

         (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

         (e)     Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of his/her/its knowledge and belief, each of the undersigned hereby certifies that the information set forth in this Schedule is true, complete and correct.

Dated:  December 27, 2004

                                          WHEATLEY PARTNERS II, L.P.


                                          By:/s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber, a General Partner


                                          SENECA VENTURES


                                          By:/s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner


                                          WOODLAND VENTURE FUND


                                          By:/s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner


                                          WOODLAND SERVICES CORP.


                                          By:/s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, President

                                          /s/ Barry Rubenstein
                                          --------------------------------------
                                              Barry Rubenstein

                                          /s/ Irwin Lieber
                                          --------------------------------------
                                              Irwin Lieber

                                          /s/ Barry Fingerhut
                                          --------------------------------------
                                              Barry Fingerhut

                                          /s/ Marilyn Rubenstein
                                          --------------------------------------
                                              Marilyn Rubenstein

                                          /s/ Seth Lieber
                                          --------------------------------------
                                              Seth Lieber

                             /s/ Jonathan Lieber
                             ---------------------------------------------------
                                 Jonathan Lieber


                             WOODLAND PARTNERS


                             By:/s/ Barry Rubenstein
                                ------------------------------------------------
                                Barry Rubenstein, a General Partner


                             APPLEGREEN PARTNERS


                             By:/s/ Jonathan Lieber
                                ------------------------------------------------
                                Jonathan Lieber, a General Partner


                             BROOKWOOD PARTNERS, L.P.


                             By:/s/ Barry Rubenstein
                                ------------------------------------------------
                                Barry Rubenstein, a General Partner


                             WHEATLEY PARTNERS, L.P.
                                 By: Wheatley Partners, LLC, the General Partner


                             By:/s/ Barry Rubenstein
                                ------------------------------------------------
                                Barry Rubenstein, CEO


                             WHEATLEY FOREIGN PARTNERS, L.P.
                                 By: Wheatley Partners, LLC, the General Partner


                             By:/s/ Barry Rubenstein
                                ------------------------------------------------
                                Barry Rubenstein, CEO

                             WHEATLEY PARTNERS, LLC

                             By:/s/ Barry Rubenstein
                                ------------------------------------------------
                                Barry Rubenstein, CEO


ATTENTION:  INTENTIONAL  MISSTATEMENTS  OR OMISSIONS OF FACT CONSTITUTE  FEDERAL
            CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)